EXHIBIT 99.1

   Praxair Reports Record Second-Quarter EPS up 19% to 89 Cents and
                      Raises Full-Year Guidance

    DANBURY, Conn.--(BUSINESS WIRE)--July 25, 2007--Praxair, Inc.
(NYSE: PX) announced record second-quarter sales and earnings. Net income grew 18% to $291 million, and diluted earnings per share grew 19% to 89 cents.

    Sales in the second quarter increased to $2,332 million, 12% above the prior-year quarter. Sales growth was led by significant new business coming on-stream in the energy sector and new business in Asia and South America.

    Second-quarter operating profit grew 15% to $439 million as a result of new business combined with operating leverage from more favorable pricing and cost productivity.

    In North America, second-quarter sales reached $1,293 million, 12% above the prior-year quarter. Sales growth came primarily from higher sales to energy and general manufacturing markets, followed by electronics, healthcare and food and beverage. Operating profit in the quarter grew to $231 million from $215 million in the second quarter of 2006. This represented 16% growth versus the prior year, excluding a $15-million benefit from insurance recoveries in the 2006 period.

    In Europe, sales in the quarter of $336 million grew 14%, and increased 6% excluding currency effects, as compared to the prior year. Underlying sales growth was broad-based across Europe and most major end markets. Second-quarter operating profit rose 22% to $79 million, from $65 million in the prior-year quarter.

    In South America, second-quarter sales of $393 million grew 16% from the prior-year quarter, and 8% excluding currency effects. Underlying sales growth came from most major end markets including general manufacturing, metals and food and beverage. Operating profit rose 31% to $76 million. Strong operating leverage was achieved by higher sales volumes, higher pricing and cost-efficiency programs.

    Sales in Asia grew 15% to $179 million, from $155 million in the year-ago quarter. Higher sales in China, India and Korea, primarily to metals and electronics markets, drove the increase. Operating profit in the quarter grew to $30 million.

    Praxair Surface Technologies' sales in the quarter grew to $131 million, up 12% from the prior-year quarter, excluding the effects of a business divestiture and currency. Sales growth came primarily from higher sales of OEM aviation coatings and industrial coatings for the power turbine market. Operating profit increased sharply to $23 million from $16 million in the 2006 quarter. The operating margin improved to 17.6% from 12.6%, primarily from higher sales and higher pricing.

    Cash flow from operations in the quarter was $481 million. Capital expenditures were $329 million. The after-tax return-on-capital ratio* improved to 15.3% for the quarter and return on equity* increased to 25%.

    Commenting on the results, Chairman and Chief Executive Officer Steve Angel said, "I am pleased that our growth initiatives are continuing to gain traction with our customers. The outlook for our products and technologies continues to brighten, particularly in the energy sector and in emerging markets. In addition, our operating team is continuing to refine our production and delivery systems to improve quality for our customers while generating productivity improvements which reduce both capital and operating costs. As a result of new project commitments from customers, we are increasing our forecast for capital expenditures. Simultaneously, we are announcing a new stock repurchase program which we expect to fund largely out of operating cash flow."

    For the third quarter of 2007, Praxair expects diluted earnings per share in the range of 89 cents to 91 cents, 19% to 21% above the third quarter of 2006.

    For the full year of 2007, Praxair expects year-over-year sales growth in the range of 10% to 12%. The company expects diluted earnings per share to be in the range of $3.50 to $3.55, representing 17% to 18% growth from 2006. Full-year capital expenditures are expected to be in the range of $1.2 billion to $1.3 billion. This capital investment supports a growing number of new projects under long-term contracts with customers which will underpin revenue and earnings growth over the next three years.

    Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2006 sales of $8.3 billion. The company produces, sells and distributes atmospheric and process gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.

    *See the attachments for calculations of non-GAAP measures.

    Attachments: Statements of Income, Balance Sheets, Statements of Cash Flows, Segment Information, Quarterly Financial Summary and
Appendix: Non-GAAP Measures

    A teleconference on Praxair's second-quarter results is being held this morning, July 25, at 11:00 am Eastern Time. The number is (617) 614-3528 -- Passcode: 39150012. The call also is available as a web cast at www.praxair.com/investors. Materials to be used in the teleconference are available on www.praxair.com/investors.

    This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's reasonable expectations and assumptions as of the date the statements are made but involve risks and uncertainties. These risks and uncertainties include, without limitation: the performance of stock markets generally; developments in worldwide and national economies and other international events and circumstances; changes in foreign currencies and in interest rates; the cost and availability of electric power, natural gas and other raw materials; the ability to achieve price increases to offset cost increases; catastrophic events including natural disasters, epidemics and acts of war and terrorism; the ability to attract, hire, and retain qualified personnel; the impact of changes in financial accounting standards; the impact of tax, environmental, home healthcare and other legislation and government regulation in jurisdictions in which the company operates; the cost and outcomes of litigation and regulatory agency actions; continued timely development and market acceptance of new products and applications; the impact of competitive products and pricing; future financial and operating performance of major customers and industries served; and the effectiveness and speed of integrating new acquisitions into the business. These risks and uncertainties may cause actual future results or circumstances to differ materially from the projections or estimates contained in the forward-looking statements. The company assumes no obligation to update or provide revisions to any forward-looking statement in response to changing circumstances. The above listed risks and uncertainties are further described in Item 1A (Risk Factors) in the company's latest Annual Report on Form 10-K filed with the SEC which should be reviewed carefully. Please consider the company's forward-looking statements in light of those risks.

                    PRAXAIR, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME
             (Millions of dollars, except per share data)
                             (UNAUDITED)

                                     Quarter Ended     Year to Date
                                       June 30,          June 30,
                                   -----------------------------------
                                     2007     2006     2007     2006
                                   -------- -------- -------- --------

SALES (a)                          $  2,332 $  2,076 $  4,507 $  4,102
Cost of sales                         1,388    1,238    2,670    2,445
Selling, general and
 administrative                         296      271      582      544
Depreciation and amortization           189      174      371      345
Research and development                 24       22       48       43
Other income (expense) - net (b)          4       11        6        9
                                   -------- -------- -------- --------
OPERATING PROFIT                        439      382      842      734
Interest expense - net                   41       41       79       79
                                   -------- -------- -------- --------
INCOME BEFORE INCOME TAXES              398      341      763      655
Income taxes                            103       90      198      173
                                   -------- -------- -------- --------
                                        295      251      565      482
Minority interests                      (9)      (7)     (18)     (15)
Income from equity investments            5        3        9        5
                                   -------- -------- -------- --------
NET INCOME                         $    291 $    247 $    556 $    472
                                   ======== ======== ======== ========

PER SHARE DATA

Basic earnings per share           $   0.91 $   0.76 $   1.73 $   1.46

Diluted earnings per share         $   0.89 $   0.75 $   1.70 $   1.43

Cash dividends                     $   0.30 $   0.25 $   0.60 $   0.50

WEIGHTED AVERAGE SHARES
 OUTSTANDING
Basic shares outstanding (000's)    320,213  323,519  320,488  323,661
Diluted shares outstanding (000's)  326,301  329,880  326,447  329,624

(a)Sales for the 2007 quarter and year-to-date periods increased $10 million and decreased $8 million, respectively, from the contractual pass-through of hydrogen feedstock costs, with minimal impact on operating profit compared to 2006. Sales for the quarter and year-to-date periods increased $71 million and $108 million, respectively, due to currency effects versus 2006.

(b)Other income (expense) - net for the 2006 quarter and year-to-date periods includes a $15 million benefit, $10 million after tax, related to insurance recoveries.

                    PRAXAIR, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                         (Millions of dollars)
                              (UNAUDITED)

                                               June 30,   December 31,
                                                 2007         2006
                                             ------------ ------------
ASSETS
Cash and cash equivalents                    $         22 $         36
Accounts receivable - net                           1,641        1,456
Inventories                                           429          381
Prepaid and other current assets                      222          186
                                             ------------ ------------
TOTAL CURRENT ASSETS                                2,314        2,059

Property, plant and equipment - net                 7,265        6,694
Goodwill                                            1,829        1,613
Other intangibles - net                               114           71
Other long-term assets                                729          665
                                             ------------ ------------
TOTAL ASSETS                                 $     12,251 $     11,102
                                             ============ ============

LIABILITIES AND EQUITY
Accounts payable                             $        749 $        682
Short-term debt                                       243          130
Current portion of long-term debt                      50           56
Other current liabilities                             867          890
                                             ------------ ------------
TOTAL CURRENT LIABILITIES                           1,909        1,758

Long-term debt                                      3,407        2,981
Other long-term liabilities                         1,851        1,587
                                             ------------ ------------
TOTAL LIABILITIES                                   7,167        6,326

Minority interests                                    234          222
Shareholders' equity                                4,850        4,554
                                             ------------ ------------
TOTAL LIABILITIES AND EQUITY                 $     12,251 $     11,102
                                             ============ ============

                    PRAXAIR, INC. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (Millions of dollars)
                             (UNAUDITED)

                                        Quarter Ended   Year to Date
                                          June 30,        June 30,
                                       --------------- ---------------
                                        2007    2006    2007    2006
                                       ------- ------- ------- -------
OPERATIONS
  Net income                           $   291 $   247 $   556 $   472
  Depreciation and amortization            189     174     371     345
  Accounts receivable                     (90)    (55)   (163)    (76)
  Inventory                               (21)     (4)    (37)    (20)
  Payables and accruals                     89      39      17    (15)
  Pension contributions                    (3)    (26)    (14)   (118)
  Other                                     26      17      49      47
                                       ------- ------- ------- -------
     Net cash provided by operating
      activities                           481     392     779     635
                                       ------- ------- ------- -------

INVESTING
  Capital expenditures                   (329)   (270)   (614)   (526)
  Acquisitions                            (31)     (3)   (327)     (6)
  Divestitures and asset sales              17       8      21      13
                                       ------- ------- ------- -------
     Net cash used for investing
      activities                         (343)   (265)   (920)   (519)
                                       ------- ------- ------- -------

FINANCING
  Debt increase (decrease) - net          (67)       4     473    (54)
  Issuances of common stock                 82      68     167     156
  Purchases of common stock               (82)   (126)   (353)   (217)
  Cash dividends                          (96)    (80)   (192)   (161)
  Excess tax benefit on stock option
   exercises                                20       3      34      12
  Minority interest transactions and
   other                                   (1)     (7)     (4)     (5)
                                       ------- ------- ------- -------
     Net cash provided by (used for)
      financing activities               (144)   (138)     125   (269)


Effect of exchange rate changes on
 cash and cash equivalents                   2       -       2       1
                                       ------- ------- ------- -------

Change in cash and cash equivalents        (4)    (11)    (14)   (152)
Cash and cash equivalents, beginning-
 of-period                                  26      32      36     173
                                       ------- ------- ------- -------

Cash and cash equivalents, end-of-
 period                                $    22 $    21 $    22 $    21
                                       ======= ======= ======= =======


                    PRAXAIR, INC. AND SUBSIDIARIES
                         SEGMENT INFORMATION
                        (Millions of dollars)
                             (UNAUDITED)

                                           Quarter Ended Year to Date
                                             June 30,      June 30,
                                           ---------------------------
                                             2007   2006   2007   2006
                                           ------ ------------- ------
    SALES
      North America (a)                    $1,293 $1,158 $2,498 $2,327
      Europe (b)                              336    296    666    564
      South America (c)                       393    340    741    657
      Asia (d)                                179    155    346    302
      Surface Technologies (e)                131    127    256    252
                                           ------ ------ ------ ------
           Total sales                     $2,332 $2,076 $4,507 $4,102
                                           ====== ====== ====== ======

    SEGMENT OPERATING PROFIT
      North America (a)                    $  231 $  215 $  448 $  415
      Europe                                   79     65    151    124
      South America                            76     58    142    115
      Asia                                     30     28     57     51
      Surface Technologies                     23     16     44     29
                                           ------ ------ ------ ------
           Total operating profit          $  439 $  382 $  842 $  734
                                           ====== ====== ====== ======

(a) North American 2007 sales for the quarter and year-to-date periods increased $10 million and decreased $8 million, respectively, from the contractual pass-through of hydrogen feedstock costs, with minimal impact on operating profit compared to 2006. Sales for the quarter and year-to-date periods increased $5 million and decreased $1 million, respectively, due to currency effects versus 2006. 2006 operating profit for both periods included a $15 million benefit related to insurance recoveries.
(b) European 2007 sales for the quarter and year-to-date periods increased $25 million and $48 million, respectively, due to currency effects versus 2006.
(c) South American 2007 sales for the quarter and year-to-date periods increased $28 million and $37 million, respectively, due to currency effects versus 2006.
(d) Asian 2007 sales for the quarter and year-to-date periods increased $8 million and $14 million, respectively, due to currency effects versus 2006.
(e) Surface Technologies 2007 sales for the quarter and year-to-date periods increased $5 million and $10 million, respectively, due to currency effects versus 2006. Sales for the 2006 quarter and year-to-date periods included $17 million and $33 million, respectively, relating to the aviation services business divested in July 2006.

                    PRAXAIR, INC. AND SUBSIDIARIES
                     QUARTERLY FINANCIAL SUMMARY
             (Millions of dollars, except per share data)
                             (UNAUDITED)

                       2007                       2006
                 ----------------- -----------------------------------
                    Q2       Q1       Q4       Q3       Q2       Q1
FROM THE INCOME
 STATEMENT
Sales            $  2,332 $  2,175 $  2,123 $  2,099 $  2,076 $  2,026
Cost of sales       1,388    1,282    1,264    1,259    1,238    1,207
Selling, general
 and
 administrative       296      286      270      272      271      273
Depreciation and
 amortization         189      182      178      173      174      171
Research and
 development           24       24       23       21       22       21
Other income
 (expenses) -
 net                    4        2        5       18       11      (2)
                 ----------------- -----------------------------------
Operating profit      439      403      393      392      382      352
Interest expense
 - net                 41       38       38       38       41       38
Income taxes          103       95       81      101       90       83
Minority
 interests            (9)      (9)      (9)      (7)      (7)      (8)
Income from
 equity
 investments            5        4        4        1        3        2
                 ----------------- -----------------------------------
Net income       $    291 $    265 $    269 $    247 $    247 $    225
                 ================= ===================================

PER SHARE DATA
Diluted earnings
 per share       $   0.89 $   0.81 $   0.82 $   0.75 $   0.75 $   0.68
Cash dividends
 per share       $   0.30 $   0.30 $   0.25 $   0.25 $   0.25 $   0.25
Diluted weighted
 average shares
 outstanding
 (000's)          326,301  326,787  329,508  329,498  329,880  330,043

FROM THE BALANCE
 SHEET
Total debt       $  3,700 $  3,736 $  3,167 $  3,174 $  3,454 $  3,408
Total capital
 (a)                8,784    8,433    7,943    7,877    7,926    7,740
Debt-to-capital
 ratio (a)          42.1%    44.3%    39.9%    40.3%    43.6%    44.0%

FROM THE STATEMENT OF CASH FLOWS
Cash flow from
 operations      $    481 $    298 $    563 $    554 $    392 $    243
Capital
 expenditures         329      285      300      274      270      256
Acquisitions           31      296        7        1        3        3
Cash dividends         96       96       81       81       80       81

OTHER
 INFORMATION
Number of
 employees         28,035   27,681   27,042   26,926   27,532   27,231
After-tax return
 on capital
 (ROC) (a)          15.3%    14.8%    15.5%    14.3%    14.5%    13.7%
Return on equity
 (ROE) (a)          25.0%    23.5%    23.8%    22.5%    23.5%    22.4%

SEGMENT DATA
SALES
North America    $  1,293 $  1,205 $  1,182 $  1,187 $  1,158 $  1,169
Europe                336      330      306      293      296      268
South America         393      348      351      340      340      317
Asia                  179      167      169      165      155      147
Surface
 Technologies         131      125      115      114      127      125
                 ----------------- -----------------------------------
    Total        $  2,332 $  2,175 $  2,123 $  2,099 $  2,076 $  2,026
                 ================= ===================================
OPERATING PROFIT
North America    $    231 $    217 $    203 $    204 $    215 $    200
Europe                 79       72       73       69       65       59
South America          76       66       68       69       58       57
Asia                   30       27       33       27       28       23
Surface
 Technologies          23       21       16       23       16       13
                 ----------------- -----------------------------------
    Total        $    439 $    403 $    393 $    392 $    382 $    352
                 ================= ===================================

(a) Non-GAAP measure, see Appendix.


                    PRAXAIR, INC. AND SUBSIDIARIES
                               APPENDIX
                          NON-GAAP MEASURES
                     (Dollar amounts in millions)
                             (UNAUDITED)

Definitions of the following non-GAAP measures may not be comparable to similar definitions used by other companies. Praxair believes that
 (i) its debt-to-capital ratio is appropriate for measuring its financial leverage; (ii) its after-tax return on invested capital ratio is an appropriate measure for judging performance as it reflects the approximate after-tax profit earned as a percentage of investments by all parties in the business (debt, minority interests and shareholders' equity) and the ROC amount will help investors understand underlying performance; and (iii) its return on equity is an appropriate measure for judging performance for shareholders.

                                 2007                 2006
                             ------------- ---------------------------
                               Q2     Q1     Q4     Q3     Q2     Q1
Total Capital
----------------------------
 Total debt                  $3,700 $3,736 $3,167 $3,174 $3,454 $3,408
 Minority interests             234    230    222    209    203    207
 Shareholders' equity         4,850  4,467  4,554  4,494  4,269  4,125
                             ------------- ---------------------------
  Total Capital              $8,784 $8,433 $7,943 $7,877 $7,926 $7,740
                             ============= ===========================

Debt-to-Capital Ratio         42.1%  44.3%  39.9%  40.3%  43.6%  44.0%
---------------------------- ------------- ---------------------------


After-Tax Return on Capital
 (ROC)
----------------------------

 Reported operating profit   $  439 $  403 $  393 $  392 $  382 $  352
 Less: income taxes           (103)   (95)   (81)  (101)   (90)   (83)
 Less: tax benefit on
  interest expense             (11)   (10)   (10)   (10)   (11)   (10)
 Add: income from equity
  investments                     5      4      4      1      3      2
                             ------------- ---------------------------
 Net operating profit after-
  tax (NOPAT)                $  330 $  302 $  306 $  282 $  284 $  261

 Beginning capital           $8,433 $7,943 $7,877 $7,926 $7,740 $7,551
 Ending capital              $8,784 $8,433 $7,943 $7,877 $7,926 $7,740
 Average capital             $8,609 $8,188 $7,910 $7,902 $7,833 $7,646

 ROC %                         3.8%   3.7%   3.9%   3.6%   3.6%   3.4%

  ROC % (annualized)          15.3%  14.8%  15.5%  14.3%  14.5%  13.7%
                             ------------- ---------------------------

Return on Equity (ROE)
----------------------------

 Reported net income         $  291 $  265 $  269 $  247 $  247 $  225

 Beginning shareholders'
  equity                     $4,467 $4,554 $4,494 $4,269 $4,125 $3,902
 Ending shareholders' equity $4,850 $4,467 $4,554 $4,494 $4,269 $4,125
 Average shareholders'
  equity                     $4,659 $4,511 $4,524 $4,382 $4,197 $4,014

 ROE %                         6.2%   5.9%   5.9%   5.6%   5.9%   5.6%

  ROE % (annualized)          25.0%  23.5%  23.8%  22.5%  23.5%  22.4%
                             ------------- ---------------------------

    CONTACT: Praxair, Inc.
             Media:
             Susan Szita Gore, 203-837-2311
             susan_szita-gore@praxair.com
             or
             Investors:
             Elizabeth Hirsch, 203-837-2354
             liz_hirsch@praxair.com